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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Investment-Incentive Plan for John Hancock Employees and the John Hancock Savings and Investment Plan of John Hancock Financial Services, Inc. of our report dated April 26, 1999, with respect to the consolidated financial statements of John Hancock Mutual Life Insurance Company and subsidiaries included in its Registration Statement (Form S-1 No. 333-87271) and related Prospectus filed with the Securities and Exchange Commission.

Our audit also included the financial statement schedules of John Hancock Mutual Life Insurance Company and subsidiaries listed in Item 16(b) of its Registration Statement (Form S-1 No. 333-87271). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                    /S/ ERNST & YOUNG LLP
                                                        ERNST & YOUNG LLP

Boston, Massachusetts
February  14, 2000